Exhibit 10.1

Ty R. Silberhorn President & CEO

March 2, 2023

Matthew James Osberg

6995 Lucy Ridge Ln

Chanhassen, MN 55317

Matt,

On behalf of Apogee Enterprises, Inc., I would like to offer you the position of Executive Vice President and Chief Financial Officer (CFO) responsible for building and executing an overall business strategy in collaboration with me and all other senior executives at Apogee. As you know from our interviews and your research, this leadership position is a key member of the Executive Team and will also be one of our five named executive officers of the company reporting directly to Apogee’s CEO and President as a Section 16 Officer. The anticipated start date will be set based on mutual agreement.

The following are the details of your offer:

Base Salary. The monthly salary offered with this exempt position is $52,500.00 ($630,000/year).

Annual Short-Term Incentive Plan (AIP). The target cash incentive for your role is 75% of your base salary with a range of 0% to 200% of the target, subject to the Company’s financial performance. Financial metrics and targets are established by the Board of Directors each year and generally include earnings before interest and taxes and net sales. For Fiscal 2024, your AIP will be prorated based on start date.

Long-Term Incentive Plan (LTIP). The annualized target for your role is 150% of your base salary, broken down as follows:

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A three-year performance award at 75% of base salary granted every year that will 100% cliff vest following the end of each three-year performance period. You will receive your first performance award grant in April of 2023.

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An annual grant of restricted stock with a target value of 75% of base salary and will vest one-third on April 30th of each of the first three calendar years following the grant date. You will receive your first restricted stock grant in April of 2023.

Sign-on Incentive. Included with this offer is a sign-on incentive of $150,000 payable on the first practical pay period after your hire date. If you leave the company during the first twelve months of your employment, this sign-on incentive will need to be repaid to Apogee.

Initial Restricted Stock Grant. Included with this offer is a grant of $600,000 worth of restricted shares of Apogee stock based on the closing price of Apogee stock on your hire date. Subject to your continued employment on the vesting dates, thirty percent (30%) of this grant will vest twelve months after your hire date, and the remaining seventy percent (70%) will vest twenty-four months after your hire date.

Change in Control Agreement. In addition, I will recommend that the Compensation Committee execute a Change in Control severance agreement (CIC) on your behalf to become effective in April of 2023. This agreement will have a “double trigger” and will have the same terms as described for other senior level executives – namely the CHRO, General Counsel and all Business Segment Presidents. The CIC agreement calls for severance of 2X base pay and target AIP.

Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com

CREATING P EAK VALUE

Additional Benefits. Also included with this offer:

•	Apogee medical, dental, life, disability and long-term care insurance

•	Apogee 401(k) retirement plan

•	Executive deferred compensation program

•	Employee stock purchase plan

•	Flexible spending plan

•	Executive paid time off program

•	Annual executive physical of up to $3,000/year

•	Annual financial planning benefit of up to $2,000/year

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Termination by Apogee Without Cause will follow Apogee’s practice for members of its Executive Performance Plan of 12 months’ salary continuation with eligibility for continued medical and dental insurance at employee rates.

Please note that as a named executive officer of the company, your base salary, annual short-term incentive, long-term incentive, and all other compensation will be subject to the approval of our Compensation Committee each year going forward.

As a member of the Executive Team, you will be subject to the Company’s stock ownership guidelines, which require ownership of Apogee common stock in an amount having a market value of three times your annual base salary to be achieved within five years of your hire date.

Matt, the purpose, and scope of this position is to provide broad business leadership to our business segments and enterprise, as well as executive leadership as a member of my staff. Apogee is positioned to make significant positive changes for all our stakeholders. Your responsibility in this role will be to effectively lead and develop our business, beyond just the finance team, and aid me in living and delivering the vision, mission and values of Apogee daily.

This offer is contingent upon the successful completion of a criminal, financial, education and driver’s license background check, as well as a drug and alcohol screen. This will be arranged by Human Resources at your earliest convenience. As a condition of this offer and the restricted stock grant, you will be required to sign a non-compete agreement associated with your employment with Apogee that will have a 12 month non-compete term post-termination of employment.

I would like you to consider our offer and respond to me by Thursday, March 2, 2023, with your decision. I look forward to your reply, as we are excited about you joining our team. Please call me at (651) 399-0774 should you have additional questions.

Sincerely,

s/Ty R. Silberhorn

Ty R. Silberhorn

Chief Executive Officer and President

Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com

CREATING P EAK VALUE

Offer Accepted:

s/ Matthew J. Osberg	03/02/2023
Matthew J. Osberg	Date

Apogee Enterprises, Inc. | 4400 West 78th St, Suite 520, Minneapolis, MN 55435 | 952.835.1874 | www.apog.com

CREATING P EAK VALUE